Sub-Item 77Q1(b): Copies of Text of Proposal Relating to Sub-Item 77D

The changes with respect to the Goldman Sachs Financial Square Federal
 Instruments Fund, Goldman Sachs Financial Square Government Fund,
Goldman Sachs Financial Square Money Market Fund, Goldman Sachs Financial
 Square Prime Obligations Fund, Goldman Sachs Financial Square Tax-Exempt Money Market Fund, Goldman Sachs Financial Square Treasury Instruments Fund,
 Goldman Sachs Financial Square Treasury Obligations Fund, Goldman Sachs Financial Square Treasury Solutions Fund, Goldman Sachs Investor Money
Market Fund and Goldman Sachs Investor Tax-Exempt Money Market (the Funds)
 described under Sub-Item 77D are described in the Funds Prospectuses and Statement of Additional Information, filed pursuant to Rule 497 under the Securities Act of 1933 with the Securities and Exchange Commission on October 11, 2016 (Accession No. 0001193125-16-734825), which is incorporated herein by reference.